Exhibit (n)(4)

Consent of Independent Auditor

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2017, relating to the consolidated financial statements of RAM Energy Holdings LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Independent Auditor” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

April 24, 2017